Exhibit j 1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of

The MainStay Funds Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 15, 2016